Exhibit 10.7

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of January 7, 2014, by and between RIATA HOLDINGS, L.P., Delaware limited partnership doing business in Texas as Riata Austin Holdings, L.P. (“Landlord”), and VERACYTE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord and Tenant are parties to that certain Lease Agreement dated November 28, 2012 (the “Lease”), pursuant to which Tenant leases from Landlord certain premises consisting of approximately 10,364 rentable square feet (the “Premises”), located in the building commonly known as 12357 A Riata Trace Parkway, Building 5, Austin, Texas 78727 (the “Building”). Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Lease.

B.                                    Landlord and Tenant desire to amend the Lease to set forth the terms and conditions on which Tenant may allow certain other parties to use and occupy portions of the Premises.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Permitted Occupants.  Effective as of March 1, 2013, the Lease is hereby amended to add a new Section 10.9 as follows:

10.9                               Permitted Occupants.

(a)                                 Notwithstanding Section 10.1, Tenant may permit up to fifty percent (50%) of the rentable square footage of the Premises to be used and occupied by THYROID CYTOPATHOLOGY PARTNERS, P.A., a Texas professional association and/or, with Landlord’s prior written consent, other entities unaffiliated with Tenant with which Tenant engages in collaborative business activities which Tenant believes would be enhanced by co-location (each, a “Permitted Occupant”), subject to the following conditions: (a) the Permitted Occupant is of a character, is engaged in a business, uses the Premises only for the Permitted Use, and otherwise meets Landlord’s reasonable standards for tenants of the Building, (b) the use of the Premises by the Permitted Occupant does not violate any other agreements affecting the Premises, the Building, the Project, or Landlord (including any exclusive use agreements between Landlord and other Building tenants or occupants), (c) the use and occupancy by the Permitted Occupant is subject to, and the Permitted Occupant must comply with, all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this

Lease (other than Tenant’s obligation to pay Basic Rent or Additional Rent under this Lease); however, a Permitted Occupant shall only be required to maintain the following insurance coverages: commercial general liability insurance (including property damage, bodily injury and personal injury coverage) in amounts of $1,000,000 per occurrence, $2,000,000 annual aggregate; with an additional $1,000,000 in umbrella coverage; commercial auto liability insurance covering automobiles owned, hired or used by a Permitted Occupant in carrying on its business at the Premises with limits not less than $1,000,000 combined single limit for each accident; and workers’ compensation insurance as required by Law, (d) any violation of any provision of this Lease by the Permitted Occupant shall be deemed to be a default by Tenant under such provision, (e) the space occupied by the Permitted Occupant shall not be separately demised from the Premises, (f) the Permitted Occupant shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter, (g) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted Occupant, (h) in no event shall any use or occupancy of any portion of the Premises by any Permitted Occupant release or relieve Tenant from any of its obligations under this Lease, (i) each such Permitted Occupant shall be deemed an invitee of Tenant (and therefore a Tenant Party), and Tenant shall be fully and primarily liable for all acts and omissions of such Permitted Occupant as fully and completely as if such Permitted Occupant was an employee of Tenant, (j) in no event shall the occupancy of any portion of the Premises by any Permitted Occupant be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupant or be deemed to vest in Permitted Occupant any right or interest in the Premises or this Lease, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by any Permitted Occupant, and (k) Tenant shall receive no rent, payment or other consideration in connection with such occupancy and use other than payments which shall not exceed, per rentable square foot occupied and used by such Permitted Occupant, the Basic Rent and Additional Rent amounts (per rentable square foot in the Premises) payable by Tenant for such space hereunder.

(b)                                 If Landlord approves any future Permitted Occupant, Landlord and Tenant shall execute a letter agreement confirming such approval.  Tenant shall provide to Landlord promptly after request a written list of the names and contact information of all Permitted Occupants then being allowed access to the Premises by Tenant.

(c)                                  Any equipment or other property of a Permitted Occupant in the Project shall be subject to Section 16 (Personal Property Taxes), Section 20 (Landlord’s Lien) and Section 21 (Surrender of Premises) of

this Lease.  However, nothing in this Section 10.9 shall diminish Landlord’s rights elsewhere in this Lease or imply that Landlord has any duties to any Permitted Occupant.  Tenant acknowledges that Landlord shall have no responsibility or liability for the allocation or use of the Premises between Tenant and any Permitted Occupant.  No disputes among Tenant and any Permitted Occupant shall in any way affect the obligations of Tenant hereunder.

(d)                                 In addition to all other indemnity obligations of Tenant under this Lease, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all Losses arising from all claims made by, attributable to, or otherwise relating to, any Permitted Occupant.

2.                                      Modification of Business Interruption Insurance Requirements.  Section 11.1 of the Lease is hereby amended to require that Tenant obtain business interruption insurance in an amount equal to or greater than 6 months (rather than 12 months) of Tenant’s actual, sustained probable loss.

3.                                      Condition Precedent.  Tenant’s delivery to Landlord of the following items shall be conditions precedent to the effectiveness of this Agreement: (a) $1,500 from Tenant, representing Landlord’s attorneys’ fees incurred in connection with this Amendment (it being understood that pursuant to Section 25.20 of the Lease, Tenant shall reimburse Landlord within 30 days following Landlord’s delivery to Tenant of a statement for any actual, out-of-pocket fees incurred by Landlord in excess of such amount), and (b) certificates of insurance from the Permitted Occupant satisfying all the requirements Section 1(a) above.

4.                                      Brokers.  Landlord and Tenant each represents and warrants to the other that neither party has authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for such party in connection with this Amendment. Tenant shall hold Landlord harmless from and indemnify and defend Landlord against any and all claims by any real estate broker or salesman for a commission, finder’s fee or other compensation as a result of Tenant entering this Amendment. Landlord shall hold Tenant harmless from and indemnify and defend Tenant against any and all claims by any real estate broker or salesman for a commission, finder’s fee or other compensation as a result of Landlord entering this Amendment.

5.                                      Confidentiality.  Tenant acknowledges the terms and conditions of the Lease (as amended hereby) are to remain confidential on the terms and conditions of Section 25.22 of the Lease.

6.                                      Prohibited Persons and Transactions.  Tenant acknowledges that the representations and warranties made in Section 25.27 of the original Lease (pertaining to OFAC) remain valid and are remade as of the date of this Amendment.

7.                                      Ratification.  Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b)  Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

8.                                      Binding Effect, Governing Law.  Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns.  If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail.  This Amendment shall be governed by the laws of the State of Texas.

9.                                      Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all such counterparts together shall constitute one and the same instrument.  The execution of facsimiles and/or PDF (i.e., email) versions of this Amendment shall be binding on the parties hereto.

IN WITNESS WHEREOF, Landlord and Tenant respectively have executed this Amendment as of the day and year first above written.

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[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE AGREEMENT]

Executed as of the date first written above.

LANDLORD:		TENANT:

RIATA HOLDINGS, L.P., a Delaware		VERACYTE, INC., a Delaware corporation
limited partnership

By:	Riata Holdings General Partner, LLC, a
	Delaware limited liability company doing	By:	/s/ Shelly D. Guyer
business in Texas as Riata Austin
	Holdings General Partner, LLC, its	Name:	Shelly D. Guyer
general partner
		Title:	CFO

By:	/s/ John Grassi
John Grassi, President